Exhibit 99.1


FOR IMMEDIATE RELEASE               Contact:    William C. McCartney
---------------------                           Chief Financial Officer

                                    Telephone:  (978) 688-1811
                                    Fax:        (978) 688-2976


              Watts Water Technologies Announces Public Offering of
                              Class A Common Stock

      North Andover, MA....November 7, 2006, Watts Water Technologies, Inc.
(NYSE symbol: "WTS") announced today its intention to offer, subject to market and other conditions, 5,000,000 shares of its Class A common stock pursuant to an effective shelf registration statement previously filed with the Securities and the Exchange Commission. In connection with the offering, Watts will grant the underwriters an option for a period of 30 days to purchase up to an additional 750,000 shares of Class A common stock from the Company to cover over-allotments, if any.

      The Company expects to use the net proceeds from the offering for general corporate purposes, including the funding of future acquisitions.

      J.P. Morgan Securities Inc. will act as sole book running manager for the offering with KeyBanc Capital Markets, a Division of McDonald Investments Inc., Robert W. Baird & Co. Incorporated, and SunTrust Robinson Humphrey acting as co-managers.

      The offering may be made only by means of a prospectus and a related prospectus supplement. A preliminary prospectus supplement related to the offering has been filed with the Securities and Exchange Commission, copies of which may be obtained when available from JPMorgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

      Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.